Exhibit 4.45

RULES OF THE

TAYLOR NELSON SOFRES PLC

NEW SHARE PLAN

Adopted by the Board on 27 February 2008

Hill House

1 Little New Street

London EC4A 3TR

TOL

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	GRANT OF AWARDS	5

3	VESTING OF AWARDS	6

4	TAX LIABILITY	6

5	CESSATION OF EMPLOYMENT	7

6	CORPORATE TRANSACTIONS	7

7	LAPSE OF AWARDS	9

8	TRANSFER OF SHARES	9

9	CASH EQUIVALENCE	9

10	ADJUSTMENTS	10

11	ADMINISTRATION	10

12	ALTERATIONS	10

13	LEGAL ENTITLEMENT	11

14	GENERAL	12

THE TAYLOR NELSON SOFRES PLC NEW SHARE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below:

“Actual Bonus”	the gross amount of an Ordinary Bonus or a Multiplicative Bonus (as the case may be) actually paid or to be paid to an Eligible Employee in respect of a Financial Year;

“Award”	a Special Share Award or a New Plan Share Award;

“Board”	the board of directors for the time being of the Company or a duly authorised committee thereof provided that if any person obtains Control of the Company, the Board shall consist of the members of the Board immediately prior to such Control being obtained;

“Company”	Taylor Nelson Sofres plc registered in England and Wales under No. 912624;

“Control”	the meaning given by section 840 of ICTA;

“Date of Grant”	the date on which an Award is granted;

“Dealing Day”	any day which is not a Saturday, a Sunday, Christmas Day, Good Friday or a bank holiday in England and Wales;

“Eligible Employee”	an employee or (save in respect of a New Plan Share Award) an executive director of a Participating Company;

“Financial Year”	a financial year of the Company;

“Full Bonus”	the gross amount of an Ordinary Bonus or a Multiplicative Bonus (as the case may be) that would have been paid to an Eligible Employee in respect of a Financial Year if he/she had not been proposed to be granted a Special Share Award;

“General Offer”	an offer to acquire the whole of the issued ordinary share capital of the Company or all of the shares in the Company which are of the same class as Shares subject to Awards (other than shares owned by the person making the offer (or by any company associated with that person));

“Grant Period”	the period of 42 days commencing on:

(A)   the day on which the Plan is adopted by the Board;

(B)   the Dealing Day after the day on which the Company makes an announcement of its results for any period;

(C)   any day on which the Grantor resolves that exceptional circumstances exist which justify the grant of Awards;

(D)   any day on which any change to any relevant legislation, regulation or government directive affecting employees’ share schemes is proposed or made; or

(E)   in respect of an Eligible Employee, the date on which that Eligible Employee first becomes employed by a Participating Company,

PROVIDED THAT if by reason of any primary or secondary legislation, regulation or government directive or by reason of any agreement to which the Company is or may be a party, the Grantor is restricted from granting Awards under the Plan during the periods specified above, the relevant Grant Period shall be 42 days commencing on the Dealing Day after the restriction is lifted;

“Grantor”	(A) the Board (acting on behalf of the Company); or (B) the Trustee (acting on each occasion on the recommendation of or with the consent of the Board) as the case may be;

“Group Member”	a Participating Company or a body corporate which is (within the meaning of section 1159 of the Companies Act 2006) the Company’s holding company or a Subsidiary of the Company’s holding company or any Jointly Owned Company;

“Internal Reorganisation”	any event, scheme or arrangement whereby another company (the “Acquiring Company”) obtains Control of the Company and immediately afterwards all or substantially all of the issued equity share capital of the Acquiring Company is owned directly or indirectly by persons who had Control of the Company immediately prior to such event, scheme or arrangement;

“ICTA”	the Income and Corporation Taxes Act 1988;

“Jointly Owned Company”	a body corporate nominated by the Board for this purpose which is not under the control of any single person, but is under the control of two or more persons, one of whom being the Company or the Company’s holding company and in relation to which the Company or, as the case may be, the Company’s holding company is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights;

“Market Value”	in relation to a Share on any day, if and so long as the Shares are quoted in The Stock Exchange Daily Official List, their closing middle market quotation (as derived from that list) for the immediately preceding Dealing Day or, in any other case, their market value as determined by the Grantor;

“Multiplicative Bonus”	an annual cash bonus (whose value is in part or whole calculated by reference to multiplicative criteria) awarded to an Eligible Employee in respect of a Financial Year;

“New Plan Share Award”	an award granted under the terms of the Plan being a conditional right to receive a number of Shares (calculated by reference to Rule 2.4) pursuant to the Plan, at no cost to the Participant, or an award in such other form as the Grantor considers has a substantially similar purpose or effect;

“Ordinary Bonus”	an annual cash bonus, other than a Multiplicative Bonus, awarded to an Eligible Employee in respect of a Financial Year;

“Participant”	an Eligible Employee who holds an Award (including, where the context so requires, the personal representatives of any such person);

“Participating Company”	the Company or any of its Subsidiaries (other than any Subsidiary which the Board has for the time being determined to exclude for this purpose);

“Plan”	the Taylor Nelson Sofres plc New Share Plan in its present form or as from time to time amended in accordance with Rule 12 (Alterations);

“Relevant Tax”	any tax, national insurance, social security or other levy arising on or in connection with the grant, surrender, Vesting of an Award for which the person entitled to the Award is liable and for which any Group Member or the Trustee is liable, required or otherwise obliged, to account to any relevant authority (including, without limitation, any secondary Class 1 (employer’s) national insurance contributions covered by any agreement or election entered into pursuant to Rule 2.13, but excluding any such secondary Class 1 (employer’s) national insurance contributions which are not covered by such an agreement or election);

“Rules”	the rules of this Plan and “Rule” shall be construed accordingly;

“Share”	a fully paid ordinary share in the capital of the Company;

“Special Share Award”	an award granted under the terms of the Plan being a conditional right to receive a number of Shares (calculated by reference to Rule 2.3) pursuant to the Plan, at no cost to the Participant, or an award in such other form as the Grantor considers has a substantially similar purpose or effect;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees;

“Vest”	the point at which a Participant becomes entitled to receive the Shares pursuant to an Award, and “Vesting” and “Vested” shall be construed accordingly; and

“Vesting Period”	the period commencing on the Date of Grant of an Award and ending, in respect of a Special Share Award, on the second anniversary of the Date of Grant and, in respect of a New Plan Share Award, 30 months after the Date of Grant, or such other period as may be set by the Grantor on the Date of Grant.

1.2	References in the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder.

1.3	Unless the context otherwise requires, references in the Plan to the singular shall include the plural (and vice versa), words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa.

1.4	Headings and captions are provided for reference only and shall not be considered as part of the Plan.

2	GRANT OF AWARDS

2.1	The Grantor may, during a Grant Period, grant Awards to such Eligible Employees as it may in its absolute discretion determine (save that, for the avoidance of doubt, no New Plan Share Award may be granted to an executive director of a Participating Company) upon the terms set out in the Plan and upon such other additional terms as the Grantor may determine. In addition the Grantor may provide that Rule 9 (Cash equivalence) shall not apply to one or more Awards or that Rule 9 shall not apply unless the Grantor, in its absolute discretion determines that it is necessary or desirable to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for any Group Member or Participant.

2.2	Awards may be granted in the form of a Special Share Award or a New Plan Share Award.

2.3	The number of Shares subject to a Special Share Award shall be calculated by reference to such number of Shares (rounded down to the nearest whole number of Shares) the aggregate Market Value of which on the proposed Date of Grant is equivalent to the value of such percentage of an Eligible Employee’s Full Bonus in respect of the preceding Financial Year as shall be determined by the Grantor.

2.4	The number of Shares subject to a New Plan Share Award shall be calculated by reference to such number of Shares (rounded down to the nearest whole number of Shares) the aggregate Market Value of which on the proposed Date of Grant is equivalent to the value of such percentage of an Eligible Employee’s Actual Bonus in respect of the preceding Financial Year as shall be determined by the Grantor.

2.5	The grant of an Award shall be evidenced by execution of a deed on behalf of the Grantor which document may be in respect of an individual Award (“Individual Deed”) or any number of Awards granted at the same time (“Global Deed”). In the case of a Global Deed, as soon as practicable after the Date of Grant, the Grantor shall issue to each Participant a certificate in respect of the Award which may be under the autographic or facsimile signature of an officer of the Grantor and in such form (including, by electronic communication) as the Grantor may from time to time prescribe. An Individual Deed or, in the case of a Global Deed, a certificate, must state:

2.5.1	the form of the Award, whether a Special Share Award or a New Plan Share Award;

2.5.2	the number of Shares over which the Award has been granted to the Participant;

2.5.3	that the Participant has an obligation to indemnify Group Members and the Trustee under Rule 4 (Tax Liability);

2.5.4	whether Rule 2.8 (dividend equivalents) applies to the Award;

2.5.5	the date on which the Award Vests; and

2.5.6	the Date of Grant;

2.6	No payment by the Participant shall be required on the grant of an Award or on the acquisition of Shares pursuant to an Award.

2.7	The grant of an Award shall be subject to obtaining any approval or consent required by the United Kingdom Listing Authority (or other relevant authority), any code adopted by the Company and based on the “Model Code” on directors’ dealings in securities or any applicable laws or regulations (whether in the UK or overseas).

2.8	An Award may be granted on terms that, when it Vests, the number of Shares subject to the Award shall be increased by such number of Shares as could have been acquired with the amount of each cash dividend for which the dividend record date falls between the Date of Grant and the date of Vesting, in each case calculated using the average of the middle market quotations of the Shares as derived from The Stock Exchange Daily Official List for the five Dealing Days starting on the day the Shares are first quoted ex-dividend in respect of that dividend. Alternatively, the Grantor may determine that the Participant shall receive dividends or dividend equivalents in respect of Shares subject to an Award on such other terms as the Grantor shall, in its absolute discretion, determine including making such adjustment as is necessary to reflect the fact that the dividend paid is net of tax paid (or treated as being so paid).

2.9	Every Award shall be personal to the Participant to whom it is granted and shall not be assigned, transferred or charged in any way (except with the consent of the Grantor, or, in the event of the Participant’s death, to the Participant’s personal representatives).

2.10	A Participant may surrender an Award in whole or in part by notice in writing to the Company Secretary of the Company within the period of 30 days immediately following the Date of Grant and if an Award, or any part of an Award, is so surrendered, it shall be deemed for all purposes not to have been granted.

2.11	The Grantor may, at the Date of Grant, determine that an Award shall be expressed to be a right of the Participant to acquire a cash sum calculated by reference to a notional number of Shares under Award which on Vesting, delivers an amount equal to the Relevant Market Value (as defined below) of the number of notional Shares in respect of which the relevant Award has Vested. For the purposes of this Rule 2.11, “Relevant Market Value” shall mean the Market Value of a Share on the date on which the Award Vests, multiplied by the number of notional Shares in respect of which such Vesting takes place.

2.12	An Award granted under Rule 2.11 shall be granted subject to the terms of the Plan, which shall be interpreted in such manner as the Grantor reasonably determines is necessary to give effect to Rule 2.11.

2.13	The Grantor may make the Vesting of an Award conditional upon the Participant having entered into an agreement or election pursuant to paragraphs 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (as the Grantor shall determine), in which case the number of Shares subject to an Award may, at the discretion of the Grantor, be increased (at the Date of Grant) to reflect that the Participant is bearing this liability.

3	VESTING OF AWARDS

Save as provided in Rules 5 and 6, Awards shall Vest on the end of the Vesting Period applicable to that Award.

4	TAX LIABILITY

A Participant shall be responsible for and indemnifies all relevant Group Members and the Trustee against, all Relevant Tax relating to his Award. Any Group Member and/or the Trustee may withhold an amount equal to such Relevant Tax from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Relevant Tax including, without limitation, the sale of sufficient Shares acquired pursuant to the Award to realise an amount equal to the Relevant Tax (and the payment of that amount to the relevant authorities in satisfaction of the Relevant Tax).

5	CESSATION OF EMPLOYMENT

5.1	If a Participant ceases to hold office or employment with a Group Member as a result of (i) death; (ii) illness, injury or disability, in each case as evidenced to the satisfaction of the Grantor; (iii) redundancy (within the meaning of the Employment Rights Act 1996 or where appropriate, its equivalent in other jurisdictions); (iv) a company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking to a person who is not a Group Member; or (v) retirement (by agreement with the company which employs him), the following provisions shall apply:

5.1.1	any New Plan Share Award which has not Vested in accordance with Rule 3 or Rule 6 on the date of his cessation of office or employment shall Vest on the date of such cessation. Unless the Grantor in its absolute discretion determines otherwise, the number of Shares in respect of which the New Plan Share Award will Vest shall then be reduced pro rata to reflect the period from the Date of Grant to the date of cessation as compared with the period from the Date of Grant to the expiry of the Vesting Period;

5.1.2	any Special Share Award which has not Vested in accordance with Rule 3 or Rule 6 on the date of his cessation of office or employment shall, unless the Grantor in its absolute discretion determines otherwise, continue to Vest as normal in accordance with Rule 3.

5.2	Where a Participant ceases to hold office or employment with a Group Member for any reason other than a reason specified in Rule 5.1 any Awards which have not Vested at the date of such cessation will lapse at that time unless the Grantor, in its absolute discretion, determines otherwise, in which case Rules 5.1.1 and 5.1.2 shall apply.

5.3	For the purposes of the Plan, no person shall be treated as ceasing to hold an office or employment with a Group Member until that person no longer holds an office or employment with any Group Member.

5.4	For the purposes of the Plan, if the Grantor so determines, a Participant will not be treated as ceasing to hold an office or employment with a Group Member if such Participant is on an extended leave of absence, until the earlier of the date on which he notifies his employer of his intention not to return or the date on which he ceases to have any statutory or contractual rights to return to work.

6	CORPORATE TRANSACTIONS

6.1	Subject to Rule 6.8, where any of the corporate events specified in Rules 6.2 to 6.7 inclusive occurs before an Award has Vested in accordance with Rule 3 or Rule 5:

6.1.1	any Special Share Award shall Vest in full on the date of the corporate event unless the Grantor (in its absolute discretion) determines otherwise; and

6.1.2	any New Plan Share Award shall Vest on the date of such corporate event. Unless the Grantor in its absolute discretion determines otherwise, the number of Shares in respect of which the New Plan Share Award will Vest shall then be reduced pro rata to reflect the period from the Date of Grant to the date of the corporate event as compared with the period from the Date of Grant to the expiry of the Vesting Period.

6.2	Subject to Rules 6.1, 6.3 and 6.5, if any person (either alone or together with any person acting in concert with him) obtains Control of the Company whether or not as a result of making a General Offer (or having obtained Control of the Company makes a General Offer) and, where there is a General Offer, any such General Offer is or becomes unconditional in all respects, Awards shall Vest on the date such person obtains Control or such General Offer becomes unconditional in all respects, as the case may be.

6.3	Subject to Rule 6.1, if any person becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, Awards shall Vest on the date on which that person becomes so bound or entitled.

6.4	Subject to Rules 6.1 and 6.5, if under section 425 of the Companies Act 1985 (or section 899 of the Companies Act 2006 as and when that provision comes into force), the Court sanctions a compromise or arrangement between the Company and its members which if it becomes effective would result in a person obtaining Control of the Company or where the Grantor determines that Participants could be unfairly disadvantaged if the Awards did not Vest, Awards shall Vest on the date of such Court sanction.

6.5	If the Grantor resolves that, in its reasonable opinion, there would be a loss of corporation tax deduction pursuant to Schedule 23 of the Finance Act 2003 if Awards were to Vest on or following the event described in Rule 6.1.2 or 6.4 then the Grantor may resolve that the Awards shall Vest otherwise in accordance with Rule 6.1.2 or 6.4 but from such earlier date as the Grantor shall specify.

6.6	Subject to Rule 6.1, if the Company passes a resolution for voluntary winding up, Awards shall Vest on the date of such resolution.

6.7	Subject to Rule 6.1, if the Company has been or will be affected by any demerger, dividend in specie, super dividend or other transaction which will adversely affect the current or future value of any Awards, the Grantor may, acting fairly and reasonably, determine the extent to which Awards should Vest.

6.8	In the event of an Internal Reorganisation, where the Grantor determines that this Rule 6.8 shall apply, an existing Award shall not Vest in accordance with Rules 6.1.2, 6.3 or 6.4 but, with the agreement of the Acquiring Company (as defined in the definition of “Internal Reorganisation”), shall be automatically released in consideration for the grant of a new Award (“New Award”) which is determined by Grantor to be equivalent to the existing Award but relates to shares in a different company (whether the Acquiring Company itself or some other company).

6.9	For the purposes of Rule 6.8, the provisions of the Plan shall be construed as if:

6.9.1	the New Award is an Award granted under the Plan on the same date as the existing Award;

6.9.2	unless the Grantor determines otherwise, the references to “the Company” are to the company over whose shares the New Award is granted in accordance with Rule 6.8;

6.9.3	the original Vesting Period shall continue to apply unless the Grantor determines that it would be appropriate for it to be reduced; and

6.9.4	the New Award shall not Vest nor lapse by virtue of the event pursuant to which it was granted.

7	LAPSE OF AWARDS

7.1	Awards shall lapse on the occurrence of the earliest of the following events:

7.1.1	pursuant to Rule 5 at the time, and to the extent that, the Grantor determines that the Award shall not Vest;

7.1.2	the Participant ceasing to hold an office or employment with a Group Member in any circumstances except where Rule 5.1 applies or a discretion is exercised under Rule 5.2;

7.1.3	pursuant to Rule 6, at the time, and to the extent, that the Grantor determines that the Award shall not Vest pursuant to Rule 6.1, save where the Award is released in consideration of the grant of a New Award pursuant to Rule 6.8;

7.1.4	the making of an order by the Court for the compulsory winding-up of the Company;

7.1.5	the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived;

7.1.6	the Participant being declared bankrupt;

7.1.7	the Participant purporting to transfer or dispose of his Award or any part of it other than in accordance with Rule 2.9.

8	TRANSFER OF SHARES

8.1	Awards may only be satisfied by the transfer of existing Shares.

8.2	Subject to Rules 2.10, 8.3 and 9, where an Award has Vested, the Grantor shall, within thirty days thereafter, procure the transfer to the Participant (or his nominee) of the number of Shares in respect of which the Award has Vested provided that the Grantor is satisfied that any Relevant Tax due to be reimbursed or paid to a Group Member and/or the Trustees pursuant to Rule 5 has been so reimbursed or paid or, where relevant, appropriate arrangements have been made for such reimbursement or payment.

8.3	The transfer of Shares under this Plan shall be subject to obtaining any approval or consent required by the United Kingdom Listing Authority (or other relevant authority), any code adopted by the Company and based on the “Model Code” on directors’ dealings in securities or any applicable laws or regulations (whether in the UK or overseas).

8.4	Subject to Rule 11.3 the Company shall pay any stamp duty arising on the transfer of Shares under this Plan.

9	CASH EQUIVALENCE

9.1	Where an Award has Vested the underlying Shares have not yet been transferred to the Participant (or his nominee), the Grantor may, at its absolute discretion, determine that the Participant shall instead receive a cash sum equal to the Total Market Value of some or all of the Shares which would otherwise have been transferred to him (or his nominee) and Total Market Value shall mean the Market Value of the Shares on the date on which the Award Vests.

9.2	Any cash sum paid under Rule 9.1 (which shall be in full and final settlement of the Participant’s right to acquire the number of Shares by reference to which the cash sum is calculated) shall be paid net of any tax, national insurance, social security or other levy which the Grantor reasonably determines should be deducted from that cash sum.

10	ADJUSTMENTS

The number of Shares subject to an Award may be adjusted in such manner as the Grantor shall determine following any capitalisation issue, demerger, any offer or invitation made by way of rights issue, subdivision, consolidation, reduction, other variation in the share capital of the Company or any other exceptional event which in the reasonable opinion of the Grantor justifies such an adjustment.

11	ADMINISTRATION

11.1	The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan. Decisions of the Board shall be final and binding on all parties.

11.2	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by electronic means or post, in the case of a company to its registered office (for the attention of the Company secretary), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

11.3	The Participating Companies shall bear the costs of administering the Plan in such proportions as may be determined by the Board.

11.4	The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by UK company law. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees.

11.5	To the extent that any amount is expressed in a currency other than pounds sterling, for the purposes of the Plan, it shall be converted into pounds sterling at the mid-market spot rate for the relevant currency (as published by the Financial Times) at the close of business on such Dealing Day as the Grantor shall determine.

12	ALTERATIONS

12.1	Subject to Rule 12.2, the Board may at any time (but only with the prior consent of the Trustees if there are subsisting Awards which they have made, have agreed to satisfy or which will be affected by the alteration or addition) alter or add to all or any of the provisions of the Plan in any respect.

12.2	Subject to Rule 12.3, no alteration or addition shall be made under Rule 12.1 which would materially abrogate or adversely affect the subsisting rights of a Participant unless all of the Participants who would be affected by the proposed alteration, deletion or addition have been invited to indicate whether or not they approve the proposed alteration or addition and the proposed alteration or addition is approved by at least 75% (by value of subsisting Awards) of the Participants who have provided such an indication.

12.3	Notwithstanding any other provision of the Plan other than Rule 12.1, the Board may, in respect of Awards granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Awards as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Awards granted to such Eligible Employees are not overall more favourable than the terms of Awards granted to other Eligible Employees.

13	LEGAL ENTITLEMENT

13.1	For the purposes of this rule, “Employee” means any Participant, Eligible Employee or any other person.

13.2	This Rule 13 applies:

13.2.1	whether the Grantor has full discretion in the operation of the Plan, or whether the Grantor could be regarded as being subject to any obligations in the operation of the Plan;

13.2.2	during an Employee’s employment or employment relationship; and

13.2.3	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

13.3	Nothing in the Plan or in any instrument executed pursuant to it forms part of the contract of employment or employment relationship of an Employee nor will it confer on any person any right to continue in employment, nor will it affect the right of any Group Member to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Grantor or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

13.3.1	the lapsing of any Award pursuant to the Plan;

13.3.2	the failure or refusal to exercise any discretion under the Plan; and/or

13.3.3	an Employee ceasing to hold office or employment for any reason whatever.

13.4	Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

13.5	The rights and obligations arising from the employment relationship between the Employee and any Group Member are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

13.6	Any Employee who ceases to be an officer or employee with any Group Member as a result of the termination and/or giving of notice of termination of his office or employment for any reason and however that termination and/or giving of notice of termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that Employee for the loss or alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

13.7	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

13.8	Without prejudice to an Employee’s rights arising pursuant to a granted Award (subject to and in accordance with the express terms of the Award and the Rules), no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to an Award. Any and all discretions, decisions or omissions relating to an Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and any Group Member, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

13.9	No Employee has any right to compensation for any loss in relation to the Plan, including:

13.9.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

13.9.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

13.9.3	the operation, suspension, termination or amendment of the Plan.

13.10	Participation in the Plan is permitted only on the basis that the Employee accepts all the provisions of the Rules, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than rights arising pursuant to a granted Award (subject to and in accordance with the express terms of the Award and the Rules), in consideration for, and as a condition of, the grant of an Award under the Plan.

13.11	Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

14	GENERAL

14.1	The Plan shall terminate upon the tenth anniversary of its approval by the Company or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

14.2	By participating in the Plan, a Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan, including, but not limited to administering and maintaining Participant records, providing information to the Trustee, registrars, brokers, savings carrier or other third party administrators of the Plan, providing information to future purchasers of the Company or the business in which the Participant works and transferring information about the Participant to a country or territory outside the European Economic Area.

14.3	No third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan (without prejudice to any right of a third party which exists other than under that Act).

14.4	These Rules shall be governed by and construed in accordance with the laws of England and Wales. Any person referred to in this Plan submits to the exclusive jurisdiction of the English courts.

TAYLOR NELSON SOFRES PLC

NEW SHARE PLAN

US ADDENDUM

1	GENERAL

1.1	This US Sub-Plan shall be used for all Participants who are, or may become prior to distribution of an Award, US taxpayers. In the event that a Participant becomes a US taxpayer after the grant of an Award, such Award is modified in a manner consistent with this Sub-Plan.

1.2	The purpose of this Sub-Plan is to ensure that Awards made under the Plan will comply with the requirements of section 409A of Title 26 of the United States Code (“the Internal Revenue Code”). Notwithstanding the foregoing, this Sub-Plan should also be interpreted and applied in a manner consistent with other legal requirements under laws in relevant jurisdictions, including but not limited to applicable securities laws.

1.3	Words and phrases defined in the Plan shall bear the same meaning in this US Sub-Plan except as otherwise provided.

1.4	The rules of the Plan apply to this US Sub-Plan except as otherwise provided for below.

1.5	This Sub-Plan shall apply as of the effective date of the Plan.

1.6	The Board may amend any of the provisions of this US Sub-Plan to take account of a change in US legislation, in particular in relation to section 409A of the Internal Revenue Code.

2	DEFINITIONS

“Change in Control”	a change in ownership, change in effective control or change in ownership of a substantial portion of corporate assets, as determined in accordance with section 409A of the Internal Revenue Code and related guidance issued thereunder;

“Relevant Tax”	any tax, social security or other levy arising on or in connection with the grant, surrender, Vesting or distribution of an Award for which the person entitled to the Award is liable and for which any Group Member or the Trustee is liable, required or otherwise obliged, to account to any relevant authority;

“Substantial Risk of Forfeiture”	its meaning for the purposes of section 409A of the Internal Revenue Code; and

“Vest”	the point at which an Award is no longer subject to a Substantial Risk of Forfeiture;

3	TERMS APPLICABLE TO US TAXPAYERS

1.7	The following shall be substituted for Rule 2.4:

“For purposes of this Sub-Plan, the number of Shares subject to a New Plan Share Award shall be calculated by reference to such number of Shares (rounded down to the nearest whole number of Shares) the aggregate Market Value of which on the proposed Date of Grant is equivalent to the value of such percentage of an Eligible Employee’s Actual Bonus that has been determined in the sole discretion of Grantor, and made irrevocable no later than the date the Participant obtains a legally binding right to such Actual Bonus.”

1.8	The following shall be substituted for Rule 2.8:

“An Award may be granted on terms that, when Shares in respect of such Award are distributed, the number of Shares subject to the Award shall be increased by such number of Shares as could have been acquired with the amount of each cash dividend for which the dividend record date falls between the Date of Grant and the date of distribution, in each case calculated using the average of the middle market quotations of the Shares as derived from The Stock Exchange Daily Official List for the five Dealing Days starting on the day the Shares are first quoted ex-dividend in respect of that dividend. Alternatively, the Grantor may determine on the Date of Grant that the Participant shall receive dividends or dividend equivalents in respect of Shares subject to an Award on such other terms as the Grantor shall, in its absolute discretion, determine including making such adjustment as is necessary to reflect the fact that the dividend paid is net of tax paid (or treated as being so paid).”

1.9	The following shall be substituted for Rule 2.11:

“The Grantor may, at the Date of Grant, determine that an Award shall be expressed to be a right of the Participant to acquire a cash sum calculated by reference to a notional number of Shares under Award which on distribution of the Shares in respect of such Award, delivers an amount equal to the Relevant Market Value (as defined below) of the number of notional Shares in respect of which the relevant Award has Vested. For the purposes of this Rule 2.11, “Relevant Market Value” shall mean the Market Value of a Share on the date on which the Award is distributed, multiplied by the number of notional Shares in respect of which such Vesting takes place.”

1.10	Rule 2.13 shall be deleted.

1.11	The following shall be substituted for Rule 3:

“For the purposes of this Sub-Plan, an Award will be deemed Vested when it is no longer subject to a Substantial Risk of Forfeiture, which means Awards may Vest earlier than or at the same time as distribution of the Shares subject to the Award.”

1.12	The following shall be substituted for Rule 5.1.1:

1.1.1	“any New Plan Share Award which has not Vested in accordance with Rule 3 or Rule 6 on the date of his cessation of office or employment shall Vest on the date of such cessation. Unless the Grantor in its absolute discretion determines otherwise, the number of Shares in respect of which the New Plan Share Award will Vest shall then be reduced pro rata to the period from the Date of Grant to the date of cessation as compared with the period from the Date of Grant to the expiry of the Vesting Period. To the extent that distribution of Shares in respect of Awards under this Rule 5.1.1 upon cessation of employment, other than by reason of by death or disability, is a distribution of deferred compensation subject to section 409A of the Internal Revenue Code, such distribution shall, in the case of “specified employees”, as defined in section 409A of the Internal Revenue Code, be delayed for six months;”

1.13	The following shall be substituted for Rule 5.1.2:

“any Special Share Award which has not been forfeited upon cessation of employment will be deemed Vested upon such cessation of employment. For the purposes of this Sub-Plan, Shares in respect of such Award will be distributed at the end of the original Vesting Period and not upon cessation of employment.”

1.14	The following shall be substituted for Rule 6.1:

“Subject to Rule 6.8, when a Change in Control of the Company occurs before Shares in respect of an Award have been distributed, any Award that has not previously Vested shall Vest and distribution of the Shares shall occur as soon as administratively possible after the

Change in Control. Unless the Grantor in its absolute discretion determines otherwise, the number of Shares in respect of which any New Plan Share Award will Vest shall be reduced pro rata to reflect the period from the Date of Grant to the date of the Change in Control of the Company as compared with the period from the Date of Grant to the expiry of the Vesting Period”

1.15	Rules 6.2 through 6.7 of the Plan shall be deleted.

1.16	The following shall be added as a new Rule 12.4:

“No alteration made under Rule 12 shall be made if doing so would violate section 409A of the Internal Revenue Code.”

THE TAYLOR NELSON SOFRES PLC.

French Addendum to the New Share Plan

for New Plan Share Awards

Amended by the Board on 28th October 2008

1.	PURPOSE OF THE PLAN

The Taylor Nelson Sofres Plc. New Share Plan (the “Plan”) was adopted by the Board of Taylor Nelson Sofres Plc. (the “Company”) on 27 February 2008 for the benefit of certain employees and directors of the Company, subsidiaries and associated companies, including its French subsidiary(ies) as defined below.

Rule 12.3 of the Plan authorizes the Board to amend or add to the provisions of the Plan in any way and amend the terms of the Awards. Therefore, the Board of the Company has decided to establish a French Addendum to the Plan in order to comply with the following French Codes, as amended (including any related provisions and regulations):

•	for legal purposes, articles L 225-197-1 to L 225-197-3 of the French Commercial Code;

•	for tax purposes, article 80 quaterdecies and article 200-A-6 bis of the French General Tax Code;

•	for social security purposes, article L. 242-1 of the French Social Security Code.

Awards made under the terms and conditions of this Addendum are New Plan Share Awards such as defined in the Plan and modified by this Addendum in order to qualify as “Qualified Free Share Awards” as are defined in this Addendum. This Addendum does not apply to Special Share Awards as defined in the Plan; therefore any reference to a Special Share Award in the Plan is deleted.

This Addendum is only applicable to Eligible Employees as defined in this Addendum, who are French tax residents at Date of Grant or who are working in France, in a French subsidiary of the Company.

The terms and conditions of this Addendum are identical to the Plan except as provided below. Words and expressions used in this Addendum have the same meanings as those words and expressions used in the Plan Rules except as provided below.

Provisions of the Plan which are not amended, modified in any way or deleted by the Addendum remain applicable to the Eligible Employees who are French tax residents at Date of Grant or who are working in France, in a French subsidiary of the Company which is a “Group Member” or “Participating Company” as defined in this Addendum.

2.	DEFINITIONS

2.1.	Rule 1.1 of the Plan shall be amended as follows:

“Award” means a New Plan Share Award such as defined in the Plan and modified by this Addendum in order to qualify as a Qualified Free Share Award.

Société d’Avocat TAJ

“Eligible Employee” means only employees with a valid employment contract (“contrat de travail”) and the following executive directors who are employed and appointed by a Group Member or Participating Company as defined in this Addendum:

•	“Président du Conseil d’Administration”;

•	“Directeur Général”;

•	“Directeurs Généraux Délégués”;

•	“Members of the “Directoire”;

•	“Gérant” of a “Société par actions”; or,

•	“Président”, if a private individual, of a “Société par Actions Simplifiée”

of a Participating Company as defined below.

“Grantor” means the Board (acting on behalf of the Company), for the avoidance of doubt a Qualified Free Share may not be awarded by a Trustee.

“Group Member” or “Participating Company” means the Company and the following companies for the purpose of determining those in which Participants may be retained for granting of Qualified Free Share Awards:

•	those companies in which the granting Company holds at least 10% of the voting rights and / or equity directly or indirectly in the company;

•	those companies which hold at least 10% of the voting rights and / or equity directly or indirectly in the Company; or

•	those companies of which at least 50% of the equity or voting rights are held, directly or indirectly, by a company which itself holds at least 50% of the granting Company.

“Market Value” means, with regard to a Qualified Free Share Award upon the Vesting date, the opening price of the Shares on the Vesting date; or in the event of an irregular quotation on the Vesting date, the “Market Value” means the last closing price of the Shares known at the Vesting date.

“New Plan Share Award” means an Award granted under the terms of the Plan being a conditional right to receive a number of Shares (calculated by reference to Rule 2.4) pursuant to the Plan, at no cost to the Participant and which under this Addendum qualifies as a Qualified Free Share Award.

“Relevant Tax” means any tax, social security or other levy arising on or in connection with the grant, surrender, Vesting or distribution of an Award for which the person entitled to the Award is liable and for which any Group Member or the Trustee is liable, required or otherwise obliged, to account to any relevant authority

“Vesting Period” means the period commencing on the Date of Grant of an Award and ending 30 months after the Date of Grant, or such other period as may be set by Grantor but in any case not ending before the second (2nd) anniversary of the Date of Grant, except as otherwise provided in this Addendum.

2.2	In Rule 1.1 of the Plan the following definitions have been added:

“Disability” has the meaning such as defined at the second or third categories at article L.341-4 of the French Social Security Code.”

Société d’Avocat TAJ

“Qualified Free Share Award(s)” means a promise to receive Shares at no cost in accordance with the definition set forth in articles L 225-197-1 to L 225-197-3 of the French Commercial Code.

“Qualified Free Share(s)” means Shares delivered at no cost in accordance with the definition set forth in articles L 225-197-1 to L 225-197-3 of the French Commercial Code.

2.3	In Rule 1.1, the following definitions are deleted:

“Actual Bonus”, “Full Bonus”, “Multiplicative Bonus”, “Ordinary Bonus” and “Special Share Award”.

2.4	Rule 13.1 of the Plan shall be amended as follows:

For the purposes of this rule, “Employee” means any Participant or an Eligible Employee.

3.	GRANT OF AWARDS

3.1	Form of the Grant

Rule 2.5 is amended as follows:

“The grant of an Award shall be evidenced by execution of a deed on behalf of the Grantor which document may be in respect of an individual Award (“Individual Deed”).

3.2	Individual Limit

Notwithstanding any provisions of the Plan to the contrary, under no circumstances shall the Qualified Free Share Awards be granted to an Eligible Employee holding more than 10% of the issued share capital of the Company or who, after having received Qualified Free Shares, would hold more than 10% of the issued share capital of the Company.

3.3	Company Limit

After Rule 2.4 of the Plan, the following provision is added:

“The Qualified Free Shares that may be delivered shall not exceed 10% of the overall granting Company’s share capital at the Date of Grant.”

Outstanding unvested Qualified Free Shares shall be treated as “Shares” in order to determine the threshold of 10% of the granting Company’s share capital. Forfeited Awards shall not be treated as Shares in order to determine the threshold of 10% of the granting Company’s share capital.

3.4	Non transferability of the Awards

Rule 2.9 is amended as follows:

“Every Award shall be personal to the Participant to whom it is granted and shall not be assigned, transferred or charged in any way (except, in the event of the Participant’s death, to the Participants personal representatives).”

3.5.	Agreement to satisfy Company’s liability to secondary Class 1 (employer’s) National Insurance Contributions

Rule 2.13 shall be deleted.

Société d’Avocat TAJ

4.	LAPSE / VESTING OF AWARDS

4.1	General rule for the Vesting Period

Notwithstanding any provision of the Plan, the Qualified Free Share Award shall Vest 30 months after the Date of Grant or such other period as may be set by Grantor but in any case not before the second (2nd) anniversary of the Date of Grant, except as otherwise provided in this Addendum.

4.2	Vesting in specific cases

Notwithstanding any provision of the Plan and this Addendum to the contrary, Rule 5.1. of the Plan shall be amended as follows:

“In case of Death of a Participant prior to the end of the Vesting Period, his Award shall not be subject to the Vesting Period and consequently will Vest in full on the date of his death. Consequently, Shares corresponding to vested Qualified Free Share Awards will be transferred prior to the expiry of a 6 month period following the Participant’s death.

In case of Disability of a Participant prior to the end of the Vesting Period, his Awards will Vest on the date of cessation of employment or office, pro rata to the period from the Date of Grant to the date of cessation of employment or office with a Group Member as compared with the period from the Date of Grant to the expiry of the Vesting Period, unless the Grantor in its absolute discretion determines otherwise. The required degree of Disability is such as defined at the second or third categories at article L.341-4 of the French Social Security Code.”

In case of illness or injury, in each case as evidenced to the satisfaction of the Grantor, in case of redundancy, (within the meaning of the UK Employment Rights Act 1996 or where appropriate, its equivalent in other jurisdictions), or in case of retirement, of a Participant, prior to the end of the Vesting Period, the Awards will Vest on the date of cessation of employment or office, pro rata to the period from the Date of Grant to the date of cessation of employment or office with a Group Member as compared with the period from the Date of Grant to the expiry of the Vesting Period, unless the Grantor in its absolute discretion determines otherwise. Notwithstanding any provision of the Plan to the contrary such a decision may not reduce the Vesting Period below 2 years. As a result, in a situation where such cessation would occur within a two year Vesting Period, the Board may recognize a final acquisition of rights to be transferred Shares for free upon expiry of a 2 year Vesting Period.”

4.3	Vesting in case of Corporate Transactions

Notwithstanding any provisions to the contrary of Rule 6 of the Plan, pursuant to article L.225-197-1 of the French Commercial Code, the Qualified Free Share Awards acquired by the Participants shall not Vest prior to the Date of Grant’s second (2nd) anniversary.

Notwithstanding any provisions to the contrary of Rule 6 of the Plan, on the occurrence of any corporate event, the Board may decide to consolidate the Participant’s rights to receive Shares pursuant to a Qualified Free Share Award upon expiry of a time Vesting Period or the Date of Grant’s second (2nd) anniversary. Alternatively, the Board may decide that the Qualified Free Share Award will Vest immediately and that (unless the Board in its absolute discretion determines otherwise) the number of Shares in respect of which the Qualified Free Share Award will Vest shall be reduced pro rata to reflect the period from the Date of Grant to the date of the corporate event as compared with the period from the Date of Grant to the expiry of the Vesting Period, but in this case, the French employer only will bear the employer and employee social charges resulting from the non respect of a minimum 2-year Vesting Period.

Société d’Avocat TAJ

Further to Rule 6 of the Plan when the Board decides on an exchange of the Qualified Free Share Awards such a decision may be taken in accordance with the provisions of article L.225-197-1 of the French Commercial Code, so that the exchange of Qualified Free Shares is tax neutral.

4.4	Lapse of Awards

Rule 7.1.1 of the Plan shall be amended as follows:

“pursuant to Rule 5.1, except in the case of Death, at the time, and to extent that, the Grantor determines that the Award shall not Vest;”

5.	SHARE SALE RESTRICTIONS

5.1	General rules—Share Sale Restriction Period / Transfer of Shares

Rule 8.2 shall be amended as follows:

“Subject to Rule 8.3 of the Plan, where a Qualified Free Share Award has Vested, the Grantor shall, within thirty days thereafter, procure the transfer to the Participant or his nominee, as determined by the Grantor, of the number of Shares in respect of which the Qualified Free Share Award has Vested provided that the Grantor is satisfied that any Relevant Tax due to be reimbursed or paid to a Group Member pursuant to Rule 5 has been reimbursed or paid or, where relevant, appropriate arrangements have been made for such reimbursement or payment. The Shares acquired pursuant to a Qualified Free Share Award shall be subject to a Share Sale Restriction Period which is a minimum of two (2) years commencing from the end of the Vesting Period, during which the Shares may not be sold other than in the circumstances set out at Articles 5.2. and 5.3. of this Addendum.

Notwithstanding any provision of the Plan to the contrary, Shares acquired pursuant to a Qualified Free Share Award shall not be sold during the following periods:

•	within 10 Dealing Days preceding and following the publication of the annual consolidated accounts, if applicable, or the annual accounts of the Company; and

•

within a period beginning with the date at which the Company’s executive directors become aware of any information, which, were it to be public knowledge, could have a significant impact on the Company’s Share price and ending 10 Dealing Days after the information becomes public knowledge.”

5.2.	In case of Participant’s Death

Notwithstanding any provision of the Plan and this Addendum to the contrary, in the event of the Participant’s death during the 2-year Share Sale Restriction Period, the personal representative in accordance with the laws of descent and distribution shall not be subject to the outstanding Share Sale Restriction Period, the Shares being freely transferable upon Vesting or upon the Participant’s death.

5.3.	In case of Participant’s Disability

Notwithstanding any provision of the Plan and this Addendum to the contrary, in the event of the Participant’s Disability during the 2-year Share Sale Restriction Period, the Participant shall not be subject to the outstanding Share Sale Restriction Period and consequently, the Shares acquired under the Plan (i.e. upon Vesting date) are freely transferable. The required degree of Disability is such as defined at the second or third categories at article L.341-4 of the French Social Security Code.

Société d’Avocat TAJ

[If applicable

5.4.	Qualified Free Shares granted to Corporate Officers

By exception to the Share Sale Restriction Period set forth in Clause 5.1 of this Addendum, the Board may either decide that no Share shall be sold by eligible executive directors of French subsidiaries prior to their removal from office (“révocation en qualité de mandataire social”) or determine the number of Shares which have to be held until their removal from office (“révocation en qualité de mandataire social”). The renewal of mandate does not constitute a “removal from office”. A removal from office must be valid pursuant to French laws and regulations.]

5.5.	Share Sale Restriction in case of Corporate Transactions

Notwithstanding any provisions to the contrary of Rule 6 of the Plan, pursuant to article L.225-197-1 of the French Commercial Code, the Participants shall not sell or otherwise dispose of the Shares delivered upon Vesting of the Qualified Free Share Awards prior to the Vesting date’s second (2nd) anniversary. However, the Board may decide in case of occurrence of any corporate event that the Participant will not have to respect the Share Sale Restriction Period and therefore have the right to sell the Shares freely before the end of the Share Sale Restriction Period, but in this case, the French employer only will bear the employer and employee social charges resulting from the Share Sale Restriction Period not being respected.

Further to Rule 6 of the Plan when the Board decides on an exchange of the Qualified Free Share Awards such a decision may be taken in accordance with the provisions of article L.225-197-1 of the French Commercial Code, so that the exchange of Qualified Free Shares is tax neutral.

6.	FORM OF THE SETTLEMENT OF THE AWARD

Notwithstanding any provision of the Plan to the contrary, in particular (but not limited to) Rules 2.5.4 and 2.8 of the Plan, a Qualified Free Share Award shall not give right to any dividend nor any dividend equivalent, such as additional Shares, related to the period preceding Vesting date. Any reference to any dividend or any dividend equivalent is therefore deleted.

Rules 2.11, 2.12 and 9 of the Plan are deleted. The Qualified Free Share Award subject to this Addendum shall exclusively be made in Shares. Qualified Free Share Awards shall not be settled in cash.

7.	EXCHANGE RATE

Rule 11.5 of the Plan shall be amended as follows:

“The exchange rate to be used to make a currency conversion with respect to a Qualified Free Share Award will be the one listed by the Central European Bank at the date of the considered event.”

8.	TAXES

The following provision is added to the end of Rule 4 of the Plan:

“The French employer shall be responsible for withholding employee’s social security charges in the event that the 2-year Share Sale Restriction Period is not enforced against the employees who have received a Qualified Free Share Award under the Plan.

Société d’Avocat TAJ

However, in such event, the Participant remains responsible for bearing employee social charges exclusively and accepts any corresponding withholding from their proceeds, except in the circumstance set out in Clause 5.5 of this Addendum (Board decides to allow the Share Sale Restriction Period not to be respected). Employer social security charges on such gains shall always remain a liability of the employer.”

Société d’Avocat TAJ

TAYLOR NELSON SOFRES PLC

NEW SHARE PLAN

US ADDENDUM

1	GENERAL

1.1	This US Sub-Plan shall be used for all Participants who are, or may become prior to distribution of an Award, US taxpayers. In the event that a Participant becomes a US taxpayer after the grant of an Award, such Award is modified in a manner consistent with this Sub-Plan.

1.2	The purpose of this Sub-Plan is to ensure that Awards made under the Plan will comply with the requirements of section 409A of Title 26 of the United States Code (“the Internal Revenue Code”). Notwithstanding the foregoing, this Sub-Plan should also be interpreted and applied in a manner consistent with other legal requirements under laws in relevant jurisdictions, including but not limited to applicable securities laws.

1.3	Words and phrases defined in the Plan shall bear the same meaning in this US Sub-Plan except as otherwise provided.

1.4	The rules of the Plan apply to this US Sub-Plan except as otherwise provided for below.

1.5	This Sub-Plan shall apply as of the effective date of the Plan.

1.6	The Board may amend any of the provisions of this US Sub-Plan to take account of a change in US legislation, in particular in relation to section 409A of the Internal Revenue Code.

2	DEFINITIONS

“Change in Control”	a change in ownership, change in effective control or change in ownership of a substantial portion of corporate assets, as determined in accordance with section 409A of the Internal Revenue Code and related guidance issued thereunder;

“Relevant Tax”	any tax, social security or other levy arising on or in connection with the grant, surrender, Vesting or distribution of an Award for which the person entitled to the Award is liable and for which any Group Member or the Trustee is liable, required or otherwise obliged, to account to any relevant authority;

“Substantial Risk of Forfeiture”	its meaning for the purposes of section 409A of the Internal Revenue Code; and

“Vest”	the point at which an Award is no longer subject to a Substantial Risk of Forfeiture;

3	TERMS APPLICABLE TO US TAXPAYERS

3.1	The following shall be substituted for Rule 2.4:

“For purposes of this Sub-Plan, the number of Shares subject to a New Plan Share Award shall be calculated by reference to such number of Shares (rounded down to the nearest whole number of Shares) the aggregate Market Value of which on the proposed Date of Grant is equivalent to the value of such percentage of an Eligible Employee’s Actual Bonus that has been determined in the sole discretion of Grantor, and made irrevocable no later than the date the Participant obtains a legally binding right to such Actual Bonus.”

3.2	The following shall be substituted for Rule 2.8:

“An Award may be granted on terms that, when Shares in respect of such Award are distributed, the number of Shares subject to the Award shall be increased by such number of Shares as could have been acquired with the amount of each cash dividend for which the dividend record date falls between the Date of Grant and the date of distribution, in each case calculated using the average of the middle market quotations of the Shares as derived from The Stock Exchange Daily Official List for the five Dealing Days starting on the day the Shares are first quoted ex-dividend in respect of that dividend. Alternatively, the Grantor may determine on the Date of Grant that the Participant shall receive dividends or dividend equivalents in respect of Shares subject to an Award on such other terms as the Grantor shall, in its absolute discretion, determine including making such adjustment as is necessary to reflect the fact that the dividend paid is net of tax paid (or treated as being so paid).”

3.3	The following shall be substituted for Rule 2.11:

“The Grantor may, at the Date of Grant, determine that an Award shall be expressed to be a right of the Participant to acquire a cash sum calculated by reference to a notional number of Shares under Award which on distribution of the Shares in respect of such Award, delivers an amount equal to the Relevant Market Value (as defined below) of the number of notional Shares in respect of which the relevant Award has Vested. For the purposes of this Rule 2.11, “Relevant Market Value” shall mean the Market Value of a Share on the date on which the Award is distributed, multiplied by the number of notional Shares in respect of which such Vesting takes place.”

3.4	Rule 2.13 shall be deleted.

3.5	The following shall be substituted for Rule 3:

“For the purposes of this Sub-Plan, an Award will be deemed Vested when it is no longer subject to a Substantial Risk of Forfeiture, which means Awards may Vest earlier than or at the same time as distribution of the Shares subject to the Award.”

3.6	The following shall be substituted for Rule 5.1.1:

“any New Plan Share Award which has not Vested in accordance with Rule 3 or Rule 6 on the date of his cessation of office or employment shall Vest on the date of such cessation. Unless the Grantor in its absolute discretion determines otherwise, the number of Shares in respect of which the New Plan Share Award will Vest shall then be reduced pro rata to the period from the Date of Grant to the date of cessation as compared with the period from the Date of Grant to the expiry of the Vesting Period. To the extent that distribution of Shares in respect of Awards under this Rule 5.1.1 upon cessation of employment, other than by reason of by death or disability, is a distribution of deferred compensation subject to section 409A of the Internal Revenue Code, such distribution shall, in the case of “specified employees”, as defined in section 409A of the Internal Revenue Code, be delayed for six months;”

3.7	The following shall be substituted for Rule 5.1.2:

“any Special Share Award which has not been forfeited upon cessation of employment will be deemed Vested upon such cessation of employment. For the purposes of this Sub-Plan, Shares in respect of such Award will be distributed at the end of the original Vesting Period and not upon cessation of employment.”

3.8	The following shall be substituted for Rule 6.1:

“Subject to Rule 6.8, when a Change in Control of the Company occurs before Shares in respect of an Award have been distributed, any Award that has not previously Vested shall Vest and distribution of the Shares shall occur as soon as administratively possible after the

Change in Control. Unless the Grantor in its absolute discretion determines otherwise, the number of Shares in respect of which any New Plan Share Award will Vest shall be reduced pro rata to reflect the period from the Date of Grant to the date of the Change in Control of the Company as compared with the period from the Date of Grant to the expiry of the Vesting Period”

3.9	Rules 6.2 through 6.7 of the Plan shall be deleted.

3.10	The following shall be added as a new Rule 12.4:

“No alteration made under Rule 12 shall be made if doing so would violate section 409A of the Internal Revenue Code.”